Exhibit 99.1

NEWS BULLETIN	AAON, Inc.
2425 South Yukon Ave. • Tulsa, OK 74107-2728
• Ph: (918) 583-2266 • Fax: (918) 583-6094 •
•http://www.aaon.com•
For Further Information:
FOR IMMEDIATE RELEASE November 3, 2016	Jerry R. Levine • Phone: (914) 244-0292 • Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON ANNOUNCES GROWTH NECESSITATES EXECUTIVE LEADERSHIP APPOINTMENT

Tulsa, OK (November 3, 2016) - AAON, Inc. (NASDAQ: AAON) today announced that the Board of Directors elected Gary D. Fields to be the President of AAON, effective November 1, 2016. Mr. Fields has been a member of AAON’s Board of Directors since 2015, and will continue to serve on the Board.

Norman H. Asbjornson, the company’s founder, President, Chief Executive Officer (CEO) and Director, will continue to serve AAON as CEO and Chairman of the Board.

Mr. Fields has more than 35 years of HVAC industry experience, and is resuming active management after a brief hiatus following the sale in late 2012 of his ownership interest in his previous company, Texas AirSystems. Under Gary’s leadership, Texas AirSystems grew from eight employees to over two hundred employees, with sales in excess of $200 million. Texas AirSystems has been AAON’s top performing independent sales representative organization for several years.

Mr. Asbjornson stated, “Gary has been involved with AAON in numerous capacities since the company’s formation. Most recently, he has been an outstanding member of AAON’s Board of Directors and I am extremely confident in his leadership as he assumes the role of President. These are exciting times at AAON and I believe Gary’s appointment as President will help position the company to continue to deliver strong results to its stockholders while capitalizing on the tremendous growth the company has seen to date.”

Mr. Asbjornson continued, “To best leverage Gary’s vast knowledge of the HVAC industry, his initial primary focus will be on increasing sales and marketing efforts for all of AAON’s products.”

Mr. Fields said, “It is a great honor to be elected as the next President of AAON. This is a wonderful organization comprised of immensely talented, knowledgeable and dedicated employees. I look forward to working with CEO Norm Asbjornson and the entire AAON team to continue to build on our strong foundation.”

AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps and coils. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.